Exhibit 99.5

COUCHBASE, INC.
2021 EQUITY INCENTIVE PLAN
NOTICE OF AMENDMENT TO
RESTRICTED STOCK UNIT AGREEMENT
This Amendment (the “Amendment”) to Restricted Stock Unit Agreement is effective as of [DATE] (the “Effective Date”).
WHEREAS, on January 26, 2022, Couchbase, Inc. (the “Company”) granted to [NAME]
(“Participant”) an Award of Restricted Stock Units with vesting subject to satisfaction of certain performance conditions (“PSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) subject to a Restricted Stock Unit Agreement (each such agreement, a “PSU Agreement”).
WHEREAS, the Board of Directors of the Company has approved the following amendment to the PSU Agreement to modify the specified performance conditions for vesting.
NOW, THEREFORE, the PSU Agreement is amended as follows:
A. Amendment of Performance Vesting Appendix. Effective as of the Effective Date, the Performance Vesting Appendix attached to the Notice of Restricted Stock Unit Grant is restated in its entirety to read as follows:
PERFORMANCE VESTING APPENDIX
This Performance Vesting Appendix sets for the vesting terms for the performance-based Restricted Stock Units set forth in the Notice of Restricted Stock Unit Grant (the “PSUs”).
1.Performance Periods. The “Performance Period” shall mean the period beginning on February 1, 2023 and ending on January 31, 2028.
2.Performance Vesting. PSUs become eligible to vest (“Eligible PSUs”) based upon achievement of the following stock price targets (measured based on the average closing price of a Share for any 60 consecutive trading day period (“Stock Price Achievement”) during the Performance Period):
•Tranche 1: 20% of the PSUs become Eligible PSUs upon Stock Price Achievement that exceeds $20.00 (“Hurdle 1”).
•Tranche 2: 20% of the PSUs become Eligible PSUs upon Stock Price Achievement that exceeds $25.00 (“Hurdle 2”).
•Tranche 3: 30% of the PSUs become Eligible PSUs upon Stock Price Achievement that exceeds $30.00 (“Hurdle 3”).
•Tranche 4: 30% of the PSUs become Eligible PSUs upon Stock Price Achievement that exceeds $36.00.
Each of the tranches eligible to become Eligible PSUs based on achievement of a given stock price target is referred to herein as a “Tranche,” and each stock price target with respect to a Tranche is referred to herein as a “Hurdle.” If the Company incurs a change in capitalization as specified in section 14(a) of the Plan (for example, a stock-split), then each Hurdle will be proportionately adjusted to account for such change in capitalization.

Upon a Stock Price Achievement during the Performance Period, the applicable Tranche shall become Eligible PSUs and no subsequent stock price decrease will have any effect on such Tranche.
If an applicable Tranche does not become Eligible PSUs during the Performance Period, then such Tranche shall forfeit.
All determinations regarding Stock Price Achievement shall be made on the date on which the Administrator approves such achievement (either in a meeting or through written consent) (such date, the “Certification Date”).
3.Time-Based Vesting. If a Tranche becomes Eligible PSUs, then the Eligible PSUs will vest on the first Quarterly Vesting Date following the Certification Date, subject to Participant’s continuing to be a Service Provider through such date.
In the event Participant ceases to be a Service Provider for any or no reason before Participant vests (e.g., based on both determination of the applicable Stock Price Achievement milestone and the first Quarterly Vesting Date thereafter) in any Tranche, the Tranche and Participant’s right to acquire any Shares hereunder will immediately terminate unless otherwise determined by the Administrator. A “Quarterly Vesting Date” is the first trading day on or after each of March 15, June 15, September 15 and December 15.
4.Change in Control. If a Change in Control occurs prior to the end of the Performance Period:
•A Tranche for which an applicable Stock Price Achievement has not occurred are forfeited (in whole, or, to the extent provided below in this Section 4, in part) if the applicable Hurdle exceeds the per Share price payable to Company stockholders in the Change in Control (the “Acquisition Price”).
•A Tranche that has not otherwise become Eligible PSUs will vest on the Change in Control if the Acquisition Price exceeds the applicable Hurdle.
For illustrative purposes, if no Tranche had become Eligible PSUs prior to a Change in Control, and the Acquisition Price exceeds $20.00 per Share, then Hurdle 1 shall be deemed to be achieved on the Change in Control and Tranche 1 will vest on the Change in Control.
•If the Acquisition Price is between any two Hurdles, a pro-rata portion of the higher Tranche will vest on the Change in Control.
For illustrative purposes, if no PSUs had vested prior to a Change in Control, and the Acquisition Price was $22.50 per Share, then 100% of Tranche 1 shall be deemed to be achieved and 50% of Tranche 2 shall be deemed to be achieved on the Change in Control. As a result, 30% of the PSUs will vest on the Change in Control.
B. Full Force and Effect. To the extent not expressly amended by this Amendment, the PSU Agreement remains in full force and effect.
C. Entire Agreement. This Amendment, together with the PSU Agreement (to the extent not amended hereby), and the Plan, represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Participant with respect to the award of PSUs.

D. Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).